Exhibit 99.1
For Release on October 30, 2008
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS
LOWERS FISCAL 2008 GUIDANCE
New York, NY — October 30, 2008 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs”, “Boston Sports Clubs”, “Washington Sports Clubs” and “Philadelphia Sports Clubs”, announced its results for the third quarter ended September 30, 2008.
3rd Quarter Highlights:
•	Revenues increased 7.8% to $128.1 million.

•	Comparable club revenue increased 2.2%.

•	Personal training revenues grew 12.3%, to $14.9 million.

•	EBITDA increased 1.4% to $25.6 million.

•	Diluted earnings per share decreased 26.3% to $0.14, including a $0.02 fixed asset impairment charge.

•	Membership attrition averaged 3.6% per month.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “After a solid first half of the year, we were able to post increases in membership and same club revenue in the third quarter, but fell below our overall financial targets for the period. As the quarter progressed, we felt the increasing effects of the recessionary economy, and the outlook we are giving for the fourth quarter reflects the worsening consumer spending environment. We are convinced that health and fitness will continue to be a major priority for our target customers, and we remain extremely confident in our strategy, the operational initiatives we have undertaken, and the growth potential of this company. Until conditions improve, we will manage costs and capital expenditures to match the environment, while continuing to focus on delivering a high quality experience to our members.”
Quarter Ended September 30, 2008 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Quarter Ended September 30,
	2008		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$101,025	78.9%	$93,735	78.8%	7.8%
Initiation fees	3,505	2.7%	3,202	2.7%	9.5%

Membership revenue	104,530	81.6%	96,937	81.5%	7.8%

Personal training revenue	14,871	11.6%	13,243	11.2%	12.3%
Other ancillary club revenue	7,281	5.7%	7,245	6.1%	0.5%

Ancillary club revenue	22,152	17.3%	20,488	17.3%	8.1%

Fees and other revenue	1,427	1.1%	1,461	1.2%	(2.3)%

Total revenue	$128,109	100.0%	$118,886	100.0%	7.8%

Total revenue for Q3 2008 increased 7.8% compared to Q3 2007 driven by growth in membership and personal training revenue. Revenue at clubs operated by us for over 12 months (“comparable club revenue”) increased 2.2% during the three months ended September 30, 2008. Of this 2.2% increase, 0.9% was due to an increase in membership, 0.9% was due to an increase in price and 0.4% was due to an increase in ancillary club revenue and fees and other revenue.

Operating expenses (in $’000s) were comprised of the following:

	Quarter Ended September 30,
	2008		2007
	Expense	% Revenue	Expense	% Revenue	% Change
Payroll and related	$49,171	38.4%	$43,331	36.5%	13.5%
Club operating	44,398	34.6%	42,360	35.6%	4.8%
General and administrative	8,697	6.8%	8,368	7.0%	3.9%
Depreciation and amortization	13,423	10.5%	10,950	9.2%	22.6%
Impairment of fixed assets	839	0.7%	—	0.0%	100.0%

Operating expenses	$116,528	91.0%	$105,009	88.3%	11.0%

Total operating expenses increased 11.0% for Q3 2008 compared to Q3 2007. Operating margin was 9.0% for Q3 2008 and 11.7% in Q3 2007.
•	The increases in payroll and related and club operating expenses were principally attributable to a 7.8% increase in the total months of club operation from 451 in Q3 2007 to 486 in Q3 2008. There was a net increase of 10 clubs in the twelve months ended September 30, 2008. In addition, we have been discounting our new member initiation fees in an effort to drive membership sales. Our payroll costs that we defer are limited to the amount of these initiation fees, thus causing a pre-tax increase in payroll of approximately $2.1 million when compared to Q3 2007; a $1.3 million effect, net of tax. In addition, payroll costs directly related to our personal training, group fitness training, and programming for children increased $1.8 million or 17.9%, principally due to the increase in revenue related to these programs.

•	The increase in depreciation and amortization expenses was principally due to clubs opened after September 30, 2007.

•	In the quarter ended September 30, 2008, we recorded a fixed asset impairment loss of $839,000 related to the decision to close a club prior to the lease expiration. The charge was determined based on the undiscounted cash flows expected over the remaining occupancy period.
Net income for Q3 2008 was $3.8 million compared to a net income of $5.1 million for Q3 2007.
EBITDA for Q3 2008 increased 1.4% to $25.6 million from $25.3 million for Q3 2007. EBITDA as a percentage of total revenue (“EBITDA margin”) was 20.0% for Q3 2008, compared to 21.3% for Q3 2007. Please refer to the reconciliation of net income to EBITDA at the end of this release.
Nine Months Ended September 30, 2008 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Nine Months Ended September 30,
	2008		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$301,696	78.6%	$278,537	78.7%	8.3%
Initiation fees	10,393	2.7%	9,181	2.6%	13.2%

Membership revenue	312,089	81.3%	287,718	81.3%	8.5%

Personal training revenue	47,712	12.4%	42,646	12.0%	11.9%
Other ancillary club revenue	19,517	5.1%	19,529	5.5%	0.0%

Ancillary club revenue	67,229	17.5%	62,175	17.5%	8.1%

Fees and other revenue	4,504	1.2%	4,148	1.2%	8.6%

Total revenue	$383,822	100.0%	$354,041	100.0%	8.4%

Total revenue for the nine months ended September 30, 2008 increased 8.4% compared to the nine months ended September 30, 2007 driven by growth in membership and personal training revenue. Comparable club revenue increased 3.3% during the nine months ended September 30, 2008. Of this 3.3% increase, 1.4% was due to an increase in membership, 1.1% was due to an increase in price and 0.8% was due to an increase in ancillary club revenue and fees and other revenue.

Operating expenses (in $’000s) were comprised of the following:

	Nine Months Ended September 30,
	2008		2007
	Expense	% Revenue	Expense	% Revenue	% Change
Payroll and related	$146,228	38.1%	$132,645	37.5%	10.2%
Club operating	128,799	33.6%	119,662	33.8%	7.6%
General and administrative	25,898	6.7%	25,248	7.1%	2.6%
Depreciation and amortization	38,788	10.1%	33,772	9.5%	14.9%
Impairment of fixed assets	1,981	0.5%	—	0.0%	100.0%

Operating expenses	$341,694	89.0%	$311,327	87.9%	9.8%

Total operating expenses increased 9.8% for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. Operating margin was 11.0% for the nine months ended September 30, 2008 and 12.1% for the nine months ended September 30, 2007.
•	The increases in payroll and related and club operating expenses were principally attributable to a 7.8% increase in the total months of club operation to 1,446 for the nine months ended September 30, 2008 from 1,341 for the same period last year. There was a net increase of 10 clubs in the twelve months ended September 30, 2008. In addition, we have been discounting new member initiation fees in an effort to drive membership sales. Our payroll costs that we defer are limited to the amount of these initiation fees, thus causing a pre-tax increase of approximately $4.6 million in payroll expense, a $2.7 million effect net of tax. In addition, payroll costs directly related to our personal training, group fitness training, and programming for children increased $4.7 million, or 15.2%, principally due to the increase in revenue related to these programs.

•	The increase in depreciation and amortization expenses was principally due to clubs opened after July 1, 2007. Offsetting these increases are insurance proceeds of approximately $600,000 received for fixed asset damage at two of our clubs.

•	During the nine months ended September 30, 2008, we recorded an impairment loss of $755,000 on fixed assets of a remote club that did not benefit from being part of a regional cluster and therefore experienced a decline in asset fair value, and an impairment loss of $1.2 million related to the planned closures of two clubs prior to their lease expiration dates.
Net income for the nine months ended September 30, 2008 was $15.4 million compared to $7.6 million for the nine months ended September 30, 2007. This $7.8 million increase in net income was primarily due to the loss on extinguishment of debt of $7.4 million, net of taxes recorded in the nine months ended September 30, 2007.
EBITDA for the nine months ended September 30, 2008 increased 26.5% to $82.6 million from $65.3 million for the nine months ended September 30, 2007. EBITDA margin, or EBITDA as a percentage of total revenue, was 21.5% for the nine months ended September 30, 2008 compared to 18.4% for the nine months ended September 30, 2007. The increase in EBITDA was primarily due to the loss on extinguishment of debt of $12.5 million recorded in the nine months ended September 30, 2007. Please refer to the reconciliation of net income to EBITDA at the end of this release.
Cash flow from operating activities for the nine months ended September 30, 2008 totaled $76.9 million, an increase of $14.3 million, or 22.8% from the same period last year.

2008 Business Outlook:
During this third quarter our growth in net members was weaker than anticipated. We are forecasting these membership trends to soften further in the fourth quarter and are lowering our previous guidance for the year as follows:
•	Total revenue of $504.0 million to $508.0 million, down from $510.0 million to $520.0 million.

•	Net income of $16.5 million to $17.5 million, down from $21.3 million to $22.3 million.

•	Earnings per share on a fully diluted basis of $0.62 to $0.66 for 2008, down from $0.80 to $0.84.
Investing Activities Outlook:
For the year ending December 31, 2008, the Company estimates it will invest between $90.0 million and $95.0 million in capital expenditures. This amount includes approximately $22.0 million to continue to upgrade existing clubs, $9.0 million to support and enhance our management information systems and $5.0 million for the construction of a new regional laundry facility in our New York Sports Clubs market. The remainder of our 2008 capital expenditures will be committed to building or expanding clubs. The Company now expects to open 9 new clubs and close four clubs in 2008. Two clubs expected to open in 2008 are now expected to open in early Q1 2009. As of September 30, 2008 we opened six clubs and closed three clubs.
While we are still evaluating our capital investment plans for the year ending December 31, 2009, our total capital expenditures are expected to be between $60.0 million and $70.0 million and we expect to open between four and six clubs and close four clubs.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “2008 Business Outlook” and “2008 Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company (including Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date hereof and the Company does not intend to update this information, except as required by law, to reflect developments or information obtained after the date hereof, and the Company disclaims any legal obligation to the contrary.

About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 164 fitness clubs as of September 30, 2008, comprising 112 New York Sports Clubs, 23 Boston Sports Clubs, 19 Washington Sports Clubs (two of which are partly-owned), seven Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 519,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI visit http://www.mysportsclubs.com.
The Company will hold a conference call on Thursday, October 30, 2008 at 4:30 PM (Eastern) to discuss the second quarter 2008 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning October 31, 2008.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(All figures in $’000s)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,662	$5,463
Accounts receivable, net	13,107	8,815
Inventory	236	230
Prepaid income taxes	1,309	—
Prepaid expenses and other current assets	7,934	11,334

Total current assets	33,248	25,842
Fixed assets, net	349,820	337,152
Goodwill	50,176	50,165
Intangible assets, net	470	477
Deferred tax assets, net	46,745	44,345
Deferred membership costs	16,034	17,974
Other assets	11,901	12,808

Total assets	$508,394	$488,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,902	$10,898
Accounts payable	9,110	10,891
Accrued expenses	32,482	34,186
Accrued interest	414	738
Corporate income taxes payable	—	811
Deferred revenue	44,963	41,798

Total current liabilities	88,871	99,322
Long-term debt	314,013	305,124
Deferred lease liabilities	67,567	61,221
Deferred revenue	5,295	7,300
Other liabilities	14,752	15,613

Total liabilities	490,498	488,580
Stockholders’ equity:
Common stock	27	26
Paid-in capital	(14,733)	(16,977)
Accumulated other comprehensive income (currency translation adjustment)	830	814
Retained earnings	31,772	16,320

Total stockholders’ equity	17,896	183

Total liabilities and stockholders’ equity	$508,394	$488,763

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Club operations	$126,682	$117,425	$379,318	$349,893
Fees and other	1,427	1,461	4,504	4,148

	128,109	118,886	383,822	354,041

Operating Expenses:
Payroll and related	49,171	43,331	146,228	132,645
Club operating	44,398	42,360	128,799	119,662
General and administrative	8,697	8,368	25,898	25,248
Depreciation and amortization	13,423	10,950	38,788	33,772
Impairment of fixed assets	839		1,981

	116,528	105,009	341,694	311,327

Operating income	11,581	13,877	42,128	42,714
Loss on extinguishment of debt	—	—	—	12,521
Interest expense	5,783	6,493	17,930	19,902
Interest income	(76)	(344)	(291)	(882)
Equity in the earnings of investees and rental income	(634)	(447)	(1,701)	(1,351)

Income before provision for corporate income taxes	6,508	8,175	26,190	12,524
Provision for corporate income taxes	2,668	3,100	10,738	4,884

Net income	$3,840	$5,075	$15,452	$7,640

Earnings per share:
Basic	$0.15	$0.19	$0.59	$0.29
Diluted	$0.14	$0.19	$0.58	$0.29
Weighted average number of shares used in calculating earnings per share:
Basic	26,445,288	26,225,449	26,389,804	26,122,531
Diluted	26,547,121	26,678,939	26,464,915	26,583,782

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	Nine Months
	Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$15,452	$7,640

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,788	33,772
Impairment of fixed assets	1,981	—
Non-cash interest expense on Senior Discount Notes	10,328	9,268
Loss on extinguishment of debt	—	12,521
Amortization of debt issuance costs	583	630
Noncash rental expense, net of noncash rental income	(242)	495
Compensation expense incurred in connection with stock options and common stock grants	876	616
Net changes in certain operating assets and liabilities	3,770	3,168
Increase in deferred tax asset	(2,400)	(9,778)
Landlord contributions to tenant improvements	4,282	3,958
Change in reserve for self-insured liability claims	1,738	2,085
Decrease (increase) in deferred membership costs	1,940	(1,834)
Other	(190)	104

Total adjustments	61,454	55,005

Net cash provided by operating activities	76,906	62,645

Cash flows from investing activities:
Capital expenditures	(63,162)	(64,580)
Insurance Proceeds	1,074	—
Acquisition of business	—	(4,450)

Net cash used in investing activities	(62,088)	(69,030)

Cash flows from financing activities:
Proceeds from New Credit Facility	—	185,000
Costs related to issuance of New Credit Facility	—	(2,634)
Repayment of Senior Notes	—	(169,999)
Premium paid on extinguishment of debt and related costs	—	(9,309)
Repayment of long term borrowings	(1,435)	(1,105)
Repayment of borrowings on Revolving Loan Facility	(9,000)	—
Change in book overdraft	(583)	2,122
Proceeds from exercise of stock options	1,194	1,997
Excess tax benefit from stock option exercises	174	1,061

Net cash (used in) provided by financing activities	(9,650)	7,133

Effect of exchange rate changes on cash	31	111

Net increase in cash and cash equivalents	5,199	859
Cash and cash equivalents at beginning of period	5,463	6,810

Cash and cash equivalents at end of period	$10,662	$7,669

Summary of change in certain operating assets and liabilities:
(Increase) in accounts receivable	$(3,611)	$(4,479)
(Increase) decrease in inventory	(4)	210
Decrease (increase) in prepaid expenses and other current assets	3,478	(1,219)
Increase in accounts payable, accrued expenses and accrued interest	4,884	2,509
Change in corporate income taxes	(2,120)	(456)
Increase in deferred revenue	1,143	6,603

Net changes in certain operating assets and liabilities	$3,770	$3,168

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
For the quarters and nine months ended September 30, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Chg.	2008	2007	% Chg.
Net income	$3,840	$5,075		$15,452	$7,640
Provision for corporate income taxes	2,668	3,100		10,738	4,884
Interest expense, net of interest income	5,707	6,149		17,639	19,020
Depreciation and amortization	13,423	10,950		38,788	33,772

EBITDA*	$25,638	$25,274	1.4%	$82,617	$65,316	26.5%

EBITDA margin	20.0%	21.3%		21.5%	18.4%

*	Loss on extinguishment of debt is no longer excluded from EBITDA as it was in prior periods.
Non-GAAP Financial Measures
          EBITDA consists of net income (loss) plus interest expense, net of interest income, provision for corporate income taxes, depreciation and amortization. This term, as we define it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. EBITDA has its limitations as an analytical tool and should not be considered as a substitute for net income, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA margin is defined as EBITDA as a percentage of sales.
          EBITDA is used by both management, investors and industry analysts in conjunction with traditional GAAP operating performance measures as an important overall assessment of our performance and we do not place undue reliance on this measure as our only measure of operating performance.
•	The elimination of items related to our capital and tax structures, including depreciation and amortization, enables a more accurate comparison of operating performance to other companies in our industry, as these structures may vary from company to company.

•	The elimination of certain non-cash or non-operating items such as interest income, interest expense and income taxes, provides a meaningful measure of corporate performance as well as a comparison of our operating performance to companies in our industry. The Company believes it is beneficial to share with the investment community the same measurements against which it measures its own performance (and therefore the performance of its management team).

•	EBITDA is the baseline measurement used to determine executive officer annual performance bonuses, as noted in the Compensation Discussion and Analysis in the Company’s proxy statement. Management also uses EBITDA in its presentations to its board of directors.

•	We are required to comply with certain financial covenants and borrowing limitations that are based on variations of EBITDA measurements in certain of our financing documents. The Company believes it is important investors have visibility into the Company’s performance in this regard.